Exhibit 99.1

Investor Contact:	Media Contact:
Amanda Bryant, 312.780.5539	Franziska Weber, 312.780.6106
amanda.bryant@hyatt.com	franziska.weber@hyatt.com

HYATT REPORTS FIRST-QUARTER 2019 RESULTS
Management and Franchise Fee Growth of 12%
Sustaining Industry-Leading Net Rooms Growth of Over 7%

CHICAGO (May 1, 2019) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported first-quarter 2019 financial results. Net income attributable to Hyatt was $63 million, or $0.59 per diluted share, in the first quarter of 2019, compared to $411 million, or $3.40 per diluted share, in the first quarter of 2018. Adjusted net income attributable to Hyatt was $48 million, or $0.45 per diluted share, in the first quarter of 2019, compared to $40 million, or $0.33 per diluted share, in the first quarter of 2018. Refer to the table on page 14 of the schedules for a summary of special items impacting Adjusted net income and Adjusted earnings per share in the three months ended March 31, 2019.

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, "We had a strong start to the year, highlighted by continued growth of management and franchising fees. The integration of the Two Roads brands remains on track and is expected to fuel future growth in our managed and franchised business. We are pleased to see continued demand for our brands among developers which drove sequential expansion of our pipeline of executed contracts even as we maintained industry-leading net rooms growth."

First quarter of 2019 financial highlights as compared to the first quarter of 2018 are as follows:

•	Net income decreased 84.6% to $63 million.

•	Adjusted EBITDA decreased 7.3% to $187 million, a decrease of 6.1% in constant currency.

•
Comparable system-wide RevPAR increased 1.8%, including an increase of 2.7% at comparable owned and leased hotels. Excluding the benefit from the timing of the Easter holiday, comparable RevPAR at system-wide hotels and comparable owned and leased hotels would have increased 1.4% and 2.2%, respectively.

•	Comparable U.S. hotel RevPAR decreased 0.3%; full service hotel RevPAR increased 0.1% and select service hotel RevPAR decreased 1.3%.

•	Net rooms growth was 13.7%, or 7.3% excluding the acquisition of Two Roads Hospitality LLC in the fourth quarter of 2018.

•	Comparable owned and leased hotels operating margin increased 120 basis points to 24.7%.

•	Adjusted EBITDA margin of 28.5% decreased 220 basis points in constant currency.

Mr. Hoplamazian continued, "Our outlook for the balance of 2019 is consistent with our views at the beginning of the year based on underlying business trends. We expect growth in both system-wide RevPAR and hotel rooms to sustain upward momentum in our lodging fees as we continue to evolve to an asset-lighter business model."

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 12.

First quarter of 2019 financial results as compared to the first quarter of 2018 are as follows:

Management, Franchise and Other Fees
Total management, franchise and other fees increased 6.9% (8.8% in constant currency) to $141 million, driven by hotels added to the system, inclusive of Two Roads, and conversions from owned to managed. Base management fees increased 18.2% to $63 million and incentive management fees increased 0.3% to $34 million. Franchise fees increased 13.9% to $32 million. Other fees decreased 26.3% to $12 million, reflecting $8 million in fees reported in the first quarter of 2018 related to a franchise agreement termination for an unopened property. Excluding other fees, management and franchise fees increased 11.8% (14.1% in constant currency) to $129 million.

Americas Management and Franchising Segment
Americas management and franchising segment Adjusted EBITDA increased 5.3% (5.8% in constant currency). The increase was driven by higher management, franchise, and other fees and notably, a $5 million positive impact from the residential management operations acquired as part of the Two Roads acquisition driven by seasonal strength in that business. RevPAR for comparable Americas full service hotels increased 3.1%, occupancy decreased 30 basis points, and ADR increased 3.4%. RevPAR was driven by strength in certain resort locations outside of the United States. RevPAR for comparable Americas select service hotels decreased 1.5%, occupancy decreased 90 basis points, and ADR decreased 0.2%. Total Americas management and franchising revenue increased 40.8% (41.4% in constant currency) including revenue from the aforementioned residential management operations.
Transient rooms revenue at comparable U.S. full service hotels increased 0.4%, room nights decreased 0.9%, and ADR increased 1.4%. Group rooms revenue at comparable U.S. full service hotels decreased 0.7%, room nights decreased 3.8%, and ADR increased 3.2%.
Americas net rooms increased 13.6% compared to the first quarter of 2018, or 5.9% excluding Two Roads.

Southeast Asia, Greater China, Australia, South Korea, Japan and Micronesia (ASPAC) Management and Franchising Segment
ASPAC management and franchising segment Adjusted EBITDA increased 6.5% (11.9% in constant currency). RevPAR for comparable ASPAC full service hotels increased 1.2%, driven by strong demand in Japan and Southeast Asia, partially offset by weaker results in Greater China. Occupancy increased 80 basis points and ADR was flat. Revenue from management, franchise, and other fees increased 6.2% (10.2% in constant currency).
ASPAC net rooms increased 17.1% compared to the first quarter of 2018, or 12.1% excluding Two Roads.

Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management and Franchising Segment
EAME/SW Asia management and franchising segment Adjusted EBITDA increased 0.8% (7.3% in constant currency). RevPAR for comparable EAME/SW Asia full service hotels increased 3.0%, driven primarily by strong growth in Europe and Southwest Asia. Occupancy increased 260 basis points and ADR decreased 0.8%. Revenue from management, franchise, and other fees decreased 2.6% (2.8% increase in constant currency), driven by lower incentive fees due to weaker conditions in the Middle East.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 12.

EAME/SW Asia net rooms increased 9.5% compared to the first quarter of 2018, or 8.3% excluding Two Roads.

Owned and Leased Hotels Segment
Total owned and leased hotels segment Adjusted EBITDA decreased 10.0% (9.3% in constant currency), including an 8.3% (15.4% in constant currency) increase in pro rata share of unconsolidated hospitality ventures Adjusted EBITDA. The decrease in segment Adjusted EBITDA was driven by transaction activity in 2018. Refer to the table on page 11 of the schedules for a detailed list of portfolio changes and the year-over-year net impact to total owned and leased hotels segment Adjusted EBITDA.
Owned and leased hotels segment revenues decreased 9.6% (8.5% in constant currency), also driven by the transaction activity referenced above. RevPAR for comparable owned and leased hotels increased 2.7%, including an approximate 50 basis point benefit from the timing of the Easter holiday. Occupancy decreased 50 basis points and ADR increased 3.4%.

Corporate and Other
Corporate and other Adjusted EBITDA decreased 29.6% (29.9% in constant currency), inclusive of $5 million of integration related expenses from the Two Roads acquisition.
Corporate and other adjusted revenues increased 8.4% (consistent in constant currency).

Selling, General, and Administrative Expenses
Selling, general, and administrative expenses increased 33.4%, inclusive of rabbi trust impact and stock- based compensation. Adjusted selling, general, and administrative expenses increased 9.9%, or $8 million, including approximately $9 million from the acquisition of Two Roads, of which $5 million is considered to be one-time integration related expenses. Refer to the table on page 15 of the schedules for a reconciliation of selling, general, and administrative expenses to Adjusted selling, general, and administrative expenses.

OPENINGS AND FUTURE EXPANSION
Sixteen hotels (or 3,120 rooms) opened in the first quarter of 2019, contributing to a 13.7% increase in net rooms compared to the first quarter of 2018. Excluding the impact of the Two Roads acquisition, net rooms increased 7.3% compared to the first quarter of 2018. The Company is on pace to open over 80 hotels in the 2019 fiscal year.
As of March 31, 2019, the Company had executed management or franchise contracts for approximately 455 hotels, or approximately 91,000 rooms, compared to approximately 445 hotels or approximately 89,000 rooms at December 31, 2018.

SHARE REPURCHASE
During the first quarter of 2019, the Company repurchased a total of 1,452,858 Class A shares for $102 million. The Company ended the first quarter with 38,401,176 Class A and 67,115,828 Class B shares issued and outstanding.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 12.

From April 1 through April 26, 2019, the Company repurchased 208,047 shares of Class A common stock for an aggregate purchase price of approximately $16 million. As of April 26, 2019, the Company had approximately $550 million remaining under its share repurchase authorization.

CAPITAL STRATEGY UPDATE
At the March 5, 2019 Investor Day, the Company described the evolution of its capital strategy and its commitment to grow in an asset-light manner, accelerating the mix of earnings from managed and franchised fees. This included a $1.5 billion expansion of its asset sell-down program over the next three years, assuming market conditions allow for the sale of assets on attractive terms to create shareholder value. To date, there have been no sales of real estate under this recently announced expanded program.

BALANCE SHEET / OTHER ITEMS
As of March 31, 2019, the Company reported the following:

•	Total debt of $1,752 million.

•
Pro rata share of unconsolidated hospitality venture debt of approximately $550 million, substantially all of which is non-recourse to Hyatt and a portion of which Hyatt guarantees pursuant to separate agreements.

•	Cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of $547 million, restricted cash of $24 million, and short-term investments of $54 million.

•	Undrawn borrowing availability of $1.4 billion under Hyatt's revolving credit facility.

2019 OUTLOOK
The Company is revising the following information for the 2019 fiscal year:

•
Net income is expected to be approximately $144 million to $183 million, and primarily reflects changes in expected Other (income) loss, net and Equity losses from unconsolidated hospitality ventures. Please refer to table on page 13 of the schedules for revised ranges.

The Company is reaffirming the following information for the 2019 fiscal year:

•	Comparable system-wide RevPAR is expected to increase approximately 1% to 3%, as compared to fiscal year 2018.

•
Adjusted EBITDA is expected to be approximately $780 million to $800 million. These estimates include an unfavorable impact from foreign currency of approximately $7 million (low end of the forecast) to $2 million (high end of the forecast). Refer to the table on page 13 of the schedules for a reconciliation of Net Income to Adjusted EBITDA.

•	Adjusted EBITDA contribution from the Two Roads acquisition prior to non-recurring integration-related costs is estimated to be approximately $20 million to $25 million.

•	Interest expense is expected to be approximately $78 million to $79 million.

•
Adjusted selling, general, and administrative expenses are expected to be approximately $345 million inclusive of $25 million of expenses related to one-time integration costs for Two Roads. Adjusted selling, general, and administrative expenses exclude approximately $35 million of

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 12.

stock-based compensation expense and any potential impact related to benefit programs funded through rabbi trusts.

•	The Company expects to grow units, on a net rooms basis, by approximately 7.0% to 7.5%, reflecting over 80 new hotel openings.

•	Depreciation and amortization expense is expected to be approximately $347 million to $352 million.

•	Other income (loss), net is expected to be negatively impacted by approximately $40 million to $50 million related to performance guarantee expense for the four managed hotels in France.

•	The effective tax rate is expected to be approximately 28% to 30%.

•	Capital expenditures are expected to be approximately $375 million.

•	The Company expects to return approximately $300 million to shareholders through a combination of cash dividends on its common stock and share repurchases.

No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the outlook. The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 12.

CONFERENCE CALL INFORMATION
The Company will hold an investor conference call tomorrow, May 2, 2019, at 10:30 a.m. CT. All interested persons may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at investors.hyatt.com, or by dialing 647.689.4468 or 833.238.7946, passcode #6789039, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, a replay will be available from 1:30 p.m. CT on May 2, 2019 through May 3, 2019 at midnight by dialing 416.621.4642, passcode #6789039. Additionally, an archive of the webcast will be available on the Company's website for 90 days.

FORWARD-LOOKING STATEMENTS
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, outlook, occupancy, ADR and growth trends, market share, the number of properties we expect to open in the future, the amount by which the Company intends to reduce its real estate asset base and the anticipated timeframe for such asset dispositions, our expected adjusted SG&A expense, our estimated comparable system-wide RevPAR growth, our estimated Adjusted EBITDA growth, maintenance and enhancement to existing properties capital expenditures, investments in new properties capital expenditures, depreciation and amortization expense and interest expense estimates, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; levels of spending in business and leisure segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters such as earthquakes, tsunamis, tornadoes, hurricanes, floods, wildfires, oil spills, nuclear incidents, and global outbreaks of pandemics or contagious diseases or fear of such outbreaks; our ability to successfully achieve certain levels of operating profits at hotels that have performance tests or guarantees in favor of our third-party owners; the impact of hotel renovations and redevelopments; risks associated with our capital allocation plans and common stock repurchase program and other forms of shareholder capital return, including the risk that our common stock repurchase program could increase volatility and fail to enhance shareholder value; our intention to pay a quarterly cash dividend and the amounts thereof, if any; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers; relationships with colleagues and labor unions and changes in labor laws; the financial condition of, and our relationships with, third-party property owners, franchisees, and hospitality venture partners; the possible inability of third-party owners, franchisees, or development partners to access capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions, and our ability to successfully integrate completed acquisitions with existing operations; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); our ability to successfully execute on our strategy to expand our management and franchising business while at the same time reducing our real estate asset base within targeted timeframes and at expected values; declines in the value of our real estate assets; unforeseen terminations of our management or franchise agreements; changes in federal, state, local, or foreign tax law;  the impact of changes in the tax code as a result of the Tax Cuts and Jobs Act of 2017 and uncertainty as to how some of those changes may be applied; increases in interest rates and operating costs; foreign exchange rate fluctuations or currency restructurings; lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, including as a result of industry consolidation, and the markets where we operate; our ability to successfully grow the World of Hyatt loyalty program; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; violations of regulations or laws related to our franchising business; and other risks discussed in the Company's filings with the SEC, including our annual report on Form 10-K, which filings are available from the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 12.

do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

NON-GAAP FINANCIAL MEASURES
The Company refers to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including: net income, adjusted for special items;
diluted EPS, adjusted for special items; Adjusted EBITDA; Adjusted EBITDA margin; and
Adjusted SG&A. See the schedules to this earnings release, including the "Definitions" section, for additional information and reconciliations of such non-GAAP financial measures.

AVAILABILITY OF INFORMATION ON HYATT'S WEBSITE
Investors and others should note that Hyatt routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Hyatt Investor Relations website. While not all of the information that the Company posts to the Hyatt Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt to review the information that it shares at the Investor Relations link located at the bottom of the page on hyatt.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Sign up for Email Alerts" in the "Investor Resources" section of Hyatt's website at investors.hyatt.com.

ABOUT HYATT HOTELS CORPORATION
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a portfolio of 19 premier brands. As of March 31, 2019, the Company's portfolio included more than 850 properties in over 60 countries across six continents. The Company's purpose to care for people so they can be their best informs its business decisions and growth strategy and is intended to attract and retain top colleagues, build relationships with guests and create value for shareholders. The Company's subsidiaries develop, own, operate, manage, franchise, license or provide services to hotels, resorts, branded residences, vacation ownership properties, and fitness and spa locations, including under the Park Hyatt®, Miraval®, Grand Hyatt®, Alila®, Andaz®, The Unbound Collection by Hyatt®, Destination®, Hyatt Regency®, Hyatt®, Hyatt Ziva™, Hyatt Zilara™, Thompson Hotels®, Hyatt Centric®, Hyatt House®, Hyatt Place®, Joie de Vivre®, tommie™, Hyatt Residence Club® and Exhale® brand names, and operates the World of Hyatt® loyalty program that provides distinct benefits and exclusive experiences to its valued members. For more information, please visit www.hyatt.com.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 12.

Hyatt Hotels Corporation
Table of Contents
Financial Information (unaudited)

1.	Condensed Consolidated Statements of Income
2.	Segment Financial Summary
3.	Hotel Chain Statistics - Comparable Locations
4.	Hotel Brand Statistics - Comparable Locations
5.	Fee Summary
6.	Net Gains and Interest Income From Marketable Securities Held to Fund Rabbi Trusts
7.	Capital Expenditures Summary
8. - 9.	Properties and Rooms by Geography
10.	Properties and Rooms by Brand
11.	Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
12. - 16.	Reconciliations of Non-GAAP Financial Measures
a.	Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA and Total Revenues to Adjusted Revenues
b.	Guidance: Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA
c.
Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation

d.	SG&A Expenses to Adjusted SG&A Expenses
e.	Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
17. - 20.	Definitions

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2019	2018
REVENUES:
Owned and leased hotels	$470	$515
Management, franchise, and other fees	141	132
Amortization of management and franchise agreement assets constituting payments to customers	(5)	(5)
Net management, franchise, and other fees	136	127
Other revenues	45	11
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	590	456
Total revenues	1,241	1,109
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	357	384
Depreciation and amortization	80	83
Other direct costs	45	8
Selling, general, and administrative	128	95
Costs incurred on behalf of managed and franchised properties	605	460
Direct and selling, general, and administrative expenses	1,215	1,030
Net gains and interest income from marketable securities held to fund rabbi trusts	30	3
Equity losses from unconsolidated hospitality ventures	(3)	(13)
Interest expense	(19)	(19)
Gains on sales of real estate	1	529
Asset impairments	(3)	—
Other income (loss), net	51	(18)
INCOME BEFORE INCOME TAXES	83	561
PROVISION FOR INCOME TAXES	(20)	(150)
NET INCOME	63	411
NET INCOME AND ACCRETION ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—
NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$63	$411

EARNINGS PER SHARE - Basic
Net income	$0.60	$3.47
Net income attributable to Hyatt Hotels Corporation	$0.60	$3.47
EARNINGS PER SHARE - Diluted
Net income	$0.59	$3.40
Net income attributable to Hyatt Hotels Corporation	$0.59	$3.40

Basic share counts	106.0	118.7
Diluted share counts	107.5	120.8

Hyatt Hotels Corporation
Segment Financial Summary
(in millions)

	Three Months Ended March 31,
	2019	2018	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)

Owned and leased hotels	$458	$507	$(49)	(9.6)%	$(43)	(8.5)%
Americas management and franchising	139	98	41	40.8%	41	41.4%
ASPAC management and franchising	32	30	2	6.2%	3	10.2%
EAME/SW Asia management and franchising	18	18	—	(2.6)%	1	2.8%
Corporate and other	35	32	3	8.4%	3	8.4%
Eliminations (a)	(26)	(27)	1	10.3%	1	9.6%
Adjusted revenues	$656	$658	$(2)	(0.2)%	$6	1.0%

Adjusted EBITDA
Owned and leased hotels	$90	$103	$(13)	(11.8)%	$(13)	(11.6)%
Pro rata share of unconsolidated hospitality ventures	11	10	1	8.3%	2	15.4%
Total owned and leased hotels	101	113	(12)	(10.0)%	(11)	(9.3)%
Americas management and franchising	92	87	5	5.3%	5	5.8%
ASPAC management and franchising	20	18	2	6.5%	3	11.9%
EAME/SW Asia management and franchising	10	10	—	0.8%	1	7.3%
Corporate and other	(37)	(29)	(8)	(29.6)%	(8)	(29.9)%
Eliminations	1	3	(2)	(39.5)%	(2)	(39.5)%
Adjusted EBITDA	$187	$202	$(15)	(7.3)%	$(12)	(6.1)%

(a)
These intersegment eliminations represent management fee revenues and expenses related to our owned and leased hotels, revenues that are deferred under our loyalty program for stays at our owned and leased hotels, and promotional award redemption revenues and expenses related to our co-branded credit card.

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Hotels
In Constant $

	Three Months Ended March 31, 2019 and March 31, 2018
	RevPAR		Occupancy		ADR
	2019	vs. 2018	2019	vs. 2018	2019	vs. 2018
Owned and leased hotels (# of hotels) (a)
Comparable owned and leased hotels (33)	$173.98	2.7%	74.0%	(0.5)% pts	$235.03	3.4%

Managed and franchised hotels (# of hotels) (b)
System-wide hotels (707)	$132.17	1.8%	71.1%	0.3% pts	$185.77	1.3%

Americas
Full service hotels (165)	$155.54	3.1%	71.8%	(0.3)% pts	$216.65	3.4%
Select service hotels (356)	$99.78	(1.5)%	71.9%	(0.9)% pts	$138.85	(0.2)%

ASPAC
Full service hotels (82)	$148.46	1.2%	71.6%	0.8% pts	$207.29	—%
Select service hotels (14)	$55.55	14.2%	63.6%	11.6% pts	$87.28	(6.7)%

EAME/SW Asia
Full service hotels (74)	$119.20	3.0%	67.9%	2.6% pts	$175.62	(0.8)%
Select service hotels (16)	$60.39	8.1%	65.8%	9.2% pts	$91.72	(7.1)%
(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.
(b) Managed and franchised hotels figures include owned and leased hotels.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable Worldwide Managed and Franchised Hotels (a)
In Constant $

	Three Months Ended March 31, 2019 and March 31, 2018
	RevPAR		Occupancy		ADR
Brand (# of hotels)	2019	vs. 2018	2019	vs. 2018	2019	vs. 2018
Park Hyatt (38)	$232.06	3.0%	67.0%	(0.1)% pts	$346.18	3.0%
Grand Hyatt (48)	$170.95	3.8%	74.4%	2.3% pts	$229.77	0.5%
Andaz (18)	$232.99	7.3%	75.9%	5.8% pts	$307.06	(0.9)%
Composite Luxury[1]	$188.75	4.0%	73.2%	2.2% pts	$257.92	0.8%

Hyatt Regency (178)	$127.66	1.5%	69.8%	(0.4)% pts	$182.79	2.1%
Hyatt Centric (18)	$169.93	5.3%	75.6%	(1.0)% pts	$224.80	6.7%
Composite Upper-Upscale[2]	$129.93	1.7%	70.2%	(0.3)% pts	$185.06	2.2%

Hyatt Place (300)	$90.14	(2.4)%	70.6%	(0.3)% pts	$127.72	(1.9)%
Hyatt House (86)	$115.28	3.3%	73.3%	1.5% pts	$157.23	1.2%
Composite Upscale[3]	$95.87	(0.9)%	71.2%	0.1% pts	$134.65	(1.0)%
(a) Managed and franchised hotels figures include owned and leased hotels.
1 Includes Park Hyatt, Grand Hyatt, and Andaz.
2 Includes The Unbound Collection by Hyatt, Hyatt Regency, Hyatt Centric, and Hyatt.
3 Includes Hyatt Place and Hyatt House.

Hyatt Hotels Corporation
Fee Summary
(in millions)

	Three Months Ended March 31,
	2019	2018	Change ($)	Change (%)

Base management fees	$63	$53	$10	18.2%
Incentive management fees	34	34	—	0.3%
Franchise fees	32	28	4	13.9%
Management and franchise fees	129	115	14	11.8%
Other fee revenues	12	17	(5)	(26.3)%
Management, franchise, and other fees	$141	$132	$9	6.9%

	Three Months Ended March 31,
	2019	2018	Change ($)	Change (%)
Management, franchise, and other fees	$141	$132	$9	6.9%
Contra revenue from management agreements	(3)	(3)	—	2.0%
Contra revenue from franchise agreements	(2)	(2)	—	(17.7)%
Net management, franchise, and other fees	$136	$127	$9	7.0%

Hyatt Hotels Corporation
Net Gains and Interest Income From Marketable Securities Held to Fund Rabbi Trusts
The table below provides a reconciliation of net gains and interest income from marketable securities held to fund rabbi trusts, all of which are completely offset within other line items on our condensed consolidated statements of income, thus having no net impact to our earnings. The gains or losses on securities held in rabbi trusts are offset within our owned and leased hotels expenses for our hotel staff and to selling, general, and administrative expenses for our corporate staff and personnel supporting our business segments. The table below shows the amounts recorded to the respective offsetting financial statement line item.
(in millions)

	Three Months Ended March 31,
	2019	2018	Change ($)	Change (%)
Rabbi trust impact allocated to selling, general, and administrative expenses	$26	$3	$23	877.7%
Rabbi trust impact allocated to owned and leased hotels expense	4	—	4	591.4%
Net gains and interest income from marketable securities held to fund rabbi trusts	$30	$3	$27	822.8%

Hyatt Hotels Corporation
Capital Expenditures Summary
(in millions)

	Three Months Ended March 31,
	2019	2018
Maintenance and technology	$13	$13
Enhancements to existing properties	31	37
Investment in new properties under development or recently opened	22	10
Total capital expenditures	$66	$60

Hyatt Hotels Corporation
Properties and Rooms by Geography
Owned and leased hotels (a)

	March 31, 2019		March 31, 2018		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Full service hotels
United States	22	13,440	20	12,226	2	1,214
Other Americas	2	795	3	1,548	(1)	(753)
ASPAC	1	615	1	601	—	14
EAME/SW Asia	8	1,593	8	1,591	—	2
Select service hotels
United States	1	171	2	320	(1)	(149)
Other Americas	2	293	—	—	2	293
EAME/SW Asia	1	330	1	330	—	—
Total full service and select service hotels	37	17,237	35	16,616	2	621

Wellness	3	410	3	399	—	11

Total owned and leased	40	17,647	38	17,015	2	632

(a) Figures do not include unconsolidated hospitality ventures or branded spas and fitness studios.

Hyatt Hotels Corporation
Properties and Rooms by Geography
Managed and franchised properties (includes owned and leased properties)

	March 31, 2019		March 31, 2018		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Americas
Full service hotels
United States managed	138	62,539	96	52,348	42	10,191
Other Americas managed	26	9,012	22	8,776	4	236
United States franchised	57	17,977	50	15,426	7	2,551
Other Americas franchised	5	828	3	408	2	420
Subtotal	226	90,356	171	76,958	55	13,398
Select service hotels
United States managed	48	6,917	52	7,402	(4)	(485)
Other Americas managed	10	1,476	10	1,476	—	—
United States franchised	326	44,965	293	40,440	33	4,525
Other Americas franchised	7	955	5	801	2	154
Subtotal	391	54,313	360	50,119	31	4,194
ASPAC
Full service hotels
ASPAC managed	102	33,529	80	29,244	22	4,285
ASPAC franchised	4	1,591	3	1,286	1	305
Subtotal	106	35,120	83	30,530	23	4,590
Select service hotels
ASPAC managed	24	4,057	17	2,921	7	1,136
Subtotal	24	4,057	17	2,921	7	1,136
EAME/SW Asia
Full service hotels
EAME managed	48	11,915	43	10,833	5	1,082
SW Asia managed	37	10,543	34	10,030	3	513
EAME franchised	5	967	3	542	2	425
SW Asia franchised	1	248	—	—	1	248
Subtotal	91	23,673	80	21,405	11	2,268
Select service hotels
EAME managed	7	1,309	7	1,309	—	—
SW Asia managed	9	1,180	8	1,137	1	43
EAME franchised	2	451	2	451	—	—
Subtotal	18	2,940	17	2,897	1	43
Total full service and select service hotels	856	210,459	728	184,830	128	25,629

Americas
All-inclusive
Other Americas franchised	6	2,402	6	2,401	—	1
Subtotal	6	2,402	6	2,401	—	1
Wellness
United States managed	3	410	3	399	—	11
Subtotal	3	410	3	399	—	11

Total managed and franchised (a)	865	213,271	737	187,630	128	25,641

Vacation ownership	16		16		—
Residential	22		20		2
Condominium ownership	10		—		10
(a) Figures do not include vacation ownership, residential, branded spas and fitness studios, or condominium ownership units.

Hyatt Hotels Corporation
Properties and Rooms by Brand

	March 31, 2019		March 31, 2018		Change
Brand	Properties	Rooms	Properties	Rooms	Properties	Rooms
Park Hyatt	39	7,341	40	7,591	(1)	(250)
Grand Hyatt	53	29,043	47	27,012	6	2,031
Hyatt Regency	194	84,540	183	80,998	11	3,542
Hyatt	13	2,421	17	3,193	(4)	(772)
Andaz	19	4,247	17	3,798	2	449
Hyatt Centric	27	5,258	19	3,821	8	1,437
The Unbound Collection by Hyatt (b)	16	4,646	11	2,480	5	2,166
Alila	16	2,035	—	—	16	2,035
Destination	23	5,461	—	—	23	5,461
Joie de Vivre	13	1,952	—	—	13	1,952
Thompson	10	2,205	—	—	10	2,205
Hyatt Place	338	47,511	308	43,505	30	4,006
Hyatt House	95	13,799	86	12,432	9	1,367
Total full service and select service hotels	856	210,459	728	184,830	128	25,629

Hyatt Ziva	4	1,859	4	1,860	—	(1)
Hyatt Zilara	2	543	2	541	—	2
Miraval	3	410	3	399	—	11
Total managed and franchised properties (a)	865	213,271	737	187,630	128	25,641

Hyatt Residence Club	16		16		—

(a) Figures do not include vacation ownership, residential, branded spas and fitness studios, or condominium ownership units.
(b) Includes one property consisting of 241 rooms that was part of the Two Roads acquisition.

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
(in millions)

	Rooms	Transaction / Opening Date	1Q19 Adjusted EBITDA Impact
Dispositions
Owned and Leased Hotels
Andaz Maui at Wailea Resort	301	1Q18
Grand Hyatt San Francisco	668	1Q18
Hyatt Regency Coconut Point Resort and Spa	454	1Q18
Hyatt Regency Mexico City	755	3Q18
Hyatt House Irvine / John Wayne Airport	149	4Q18
Total Owned and Leased Hotels Dispositions			$(27)

Unconsolidated Hospitality Venture Hotels
The Bellevue Hotel	172	1Q18
Hyatt House Boston / Waltham	135	2Q18
Hyatt Place São José do Rio Preto	152	2Q18
Hyatt Place Macaé	141	2Q18
Hyatt Place Fair Lawn / Paramus	143	3Q18
Hyatt Place La Paz	151	3Q18
Hyatt Place Ciudad del Carmen	140	3Q18
Hyatt Place San Juan / City Center	149	3Q18
Hyatt Regency Minneapolis	644	4Q18
Total Unconsolidated Hospitality Venture Hotels Dispositions (a) (b)			$(2)

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Segment Adjusted EBITDA			$(29)

Acquisitions or Openings
Owned and Leased Hotels
Hyatt Place São José do Rio Preto	152	2Q18
Hyatt Place Macaé	141	2Q18
Hyatt Regency Phoenix	693	3Q18
Hyatt Regency Indian Wells Resort & Spa	530	3Q18
Total Owned and Leased Hotels Acquisitions or Openings			$12

Unconsolidated Hospitality Venture Hotels
Hyatt Place Glendale / Los Angeles	179	3Q18
Hyatt House Nashville at Vanderbilt	201	4Q18
Hyatt Regency Bali	363	4Q18
Hyatt Place San Francisco / Downtown	230	1Q19
Total Unconsolidated Hospitality Venture Hotels Acquisitions or Openings (a) (c)			NM

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Hotels Segment Adjusted EBITDA			$12

Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA			$(17)

(a) Reflects Hyatt's pro rata share of unconsolidated hospitality ventures Adjusted EBITDA.
(b) Includes the sale of the hotel by the venture, the Company's sale of our equity interest in the venture, or the Company's equity interest no longer qualifying for the equity method of accounting.
(c) Includes the opening of a hotel by the venture.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA and Total Revenues to Adjusted Revenues
(in millions)

	Three Months Ended March 31,
	2019	2018	Change ($)	Change (%)
Net income attributable to Hyatt Hotels Corporation	$63	$411	$(348)	(84.6)%
Interest expense	19	19	—	1.1%
Provision for income taxes	20	150	(130)	(87.1)%
Depreciation and amortization	80	83	(3)	(3.4)%
EBITDA	182	663	(481)	(72.6)%
Contra revenue	5	5	—	4.8%
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(590)	(456)	(134)	(29.2)%
Costs incurred on behalf of managed and franchised properties	605	460	145	31.6%
Equity losses from unconsolidated hospitality ventures	3	13	(10)	(78.1)%
Stock-based compensation expense	20	18	2	6.4%
Gains on sales of real estate	(1)	(529)	528	99.8%
Asset impairments	3	—	3	NM
Other (income) loss, net	(51)	18	(69)	(381.1)%
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	11	10	1	8.3%
Adjusted EBITDA	$187	$202	$(15)	(7.3)%

	Three Months Ended March 31,
	2019	2018	Change ($)	Change (%)
Total revenues	$1,241	$1,109	$132	11.9%
Add: Amortization of management and franchise agreement assets constituting payments to customers	5	5	—	4.8%
Less: Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(590)	(456)	(134)	(29.2)%
Adjusted revenues	$656	$658	$(2)	(0.2)%

Adjusted EBITDA Margin % (a)	28.5%	30.7%	(2.2)%

Adjusted EBITDA Margin % Change in Constant Currency (a)	(2.2)%

(a) Adjusted EBITDA margin was negatively impacted by 110 bps for legal settlement proceeds received in the first quarter of 2018 related to a franchise agreement termination for an unopened property and negatively impacted by 80 bps related to integration costs incurred in the first quarter of 2019 associated with the Two Roads acquisition.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Guidance: Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA
For the Year Ended December 31, 2019

No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the forecast. The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.
(in millions)

	2019 Forecast Range
	Low Case	High Case
Net income attributable to Hyatt Hotels Corporation	$144	$183
Interest expense	79	78
Provision for income taxes	62	71
Depreciation and amortization	352	347
EBITDA	637	679
Contra revenue	21	21
Costs incurred on behalf of managed and franchised properties, net of revenues for the reimbursement of costs	85	75
Equity losses from unconsolidated hospitality ventures	7	2
Stock-based compensation expense	35	35
(Gains) on sales of real estate	(1)	(1)
Asset impairments	3	3
Other (income) loss, net	(68)	(79)
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	61	65
Adjusted EBITDA	$780	$800

Adjusted EBITDA change, compared to prior year	—%	3%
Impact of foreign exchange	$(7)	$(2)
Adjusted EBITDA change, compared to prior year (in constant $)	1%	3%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Three Months Ended March 31,
		2019	2018
Net income attributable to Hyatt Hotels Corporation		$63	$411
Earnings per diluted share		$0.59	$3.40
Special items
Release of contingent consideration liability (a)	Other income (loss), net	(25)	—
Unrealized (gains) losses (b)	Other income (loss), net	(12)	12
Gains on sales of real estate (c)	Gains on sales of real estate	(1)	(529)
Utilization of Avendra proceeds (d)	Costs incurred on behalf of managed and franchised properties; depreciation and amortization	8	3
Fund deficits (e)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	5	—
Asset impairments	Asset impairments	3	—
Unconsolidated hospitality ventures (f)	Equity losses from unconsolidated hospitality ventures	1	6
Other	Other income (loss), net	1	(2)
Special items - pre-tax		(20)	(510)
Income tax benefit for special items	Provision for income taxes	5	139
Total special items - after-tax		(15)	(371)
Special items impact per diluted share		$(0.14)	$(3.07)
Adjusted net income attributable to Hyatt Hotels Corporation		$48	$40
Earnings per diluted share, adjusted for special items		$0.45	$0.33

(a) Release of contingent consideration liability- During the three months ended March 31, 2019 (Q1 2019), we recognized $25 million of income related to the release of the contingent consideration liability recorded in connection with the acquisition of Two Roads Hospitality LLC in 2018.
(b) Unrealized (gains) losses - During Q1 2019 and the three months ended March 31, 2018 (Q1 2018), we recognized unrealized gains and losses, respectively, due to the change in fair value of our marketable securities.
(c) Gains on sales of real estate - During Q1 2018, we recognized a $529 million gain on the portfolio sale of Andaz Maui at Wailea, Grand Hyatt San Francisco, and Hyatt Regency Coconut Point.
(d) Utilization of Avendra proceeds - During Q1 2019 and Q1 2018, we recognized expenses related to the partial utilization of Avendra sale proceeds for the benefit of our hotels. The gain recognized in conjunction with the sale of Avendra LLC was included as a special item during the year ended December 31, 2017.
(e) Fund deficits - During Q1 2019, we recognized net deficits on certain funds due to the timing of revenue and expense recognition that we expect will reverse in future periods.
(f) Unconsolidated hospitality ventures - During Q1 2018, we recognized a $16 million impairment charge, an $8 million gain in connection with the sale of our ownership interest in an unconsolidated hospitality venture, and a $2 million gain related to a final distribution in connection with the aforementioned sale of Avendra LLC in 2017.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: SG&A Expenses to Adjusted SG&A Expenses
Results of operations as presented on the condensed consolidated statements of income include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings. SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.
(in millions)

	Three Months Ended March 31,
	2019	2018	Change ($)	Change (%)
SG&A expenses	$128	$95	$33	33.4%
Less: rabbi trust impact	(26)	(3)	(23)	(877.7)%
Less: stock-based compensation expense	(20)	(18)	(2)	(6.4)%
Adjusted SG&A expenses	$82	$74	$8	9.9%

The table below provides a segment breakdown for Adjusted SG&A expenses.

	Three Months Ended March 31,
	2019	2018	Change ($)	Change (%)
Americas management and franchising	$16	$10	$6	38.5%
ASPAC management and franchising	12	11	1	5.6%
EAME/SW Asia management and franchising	8	9	(1)	(6.4)%
Owned and leased hotels	4	4	—	19.2%
Corporate and other	42	40	2	9.8%
Adjusted SG&A expenses	$82	$74	$8	9.9%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a reconciliation of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on the condensed consolidated statements of income include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings. Below is a reconciliation of the margins excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.
(in millions)

	Three Months Ended March 31,
	2019	2018	Change ($)	Change (%)
Revenues
Comparable owned and leased hotels	$434	$430	$4	0.8%
Non-comparable owned and leased hotels	36	85	(49)	(57.8)%
Owned and leased hotels revenues	$470	$515	$(45)	(8.9)%

Expenses
Comparable owned and leased hotels	$327	$330	$(3)	(0.7)%
Non-comparable owned and leased hotels	26	54	(28)	(51.6)%
Rabbi trust impact	4	—	4	591.4%
Owned and leased hotels expenses	$357	$384	$(27)	(7.0)%

Owned and leased hotels operating margin percentage	23.9%	25.5%		(1.6)%

Comparable owned and leased hotels operating margin percentage	24.7%	23.5%		1.2%

DEFINITIONS
Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (Adjusted EBITDA) and EBITDA
We use the terms Adjusted EBITDA and EBITDA throughout this earnings release. Adjusted EBITDA and EBITDA, as the Company defines them, are non-GAAP measures. We define consolidated Adjusted EBITDA as net income attributable to Hyatt Hotels Corporation plus its pro rata share of unconsolidated hospitality ventures Adjusted EBITDA based on its ownership percentage of each venture, adjusted to exclude the following items:

•	interest expense;

•	provision for income taxes;

•	depreciation and amortization;

•	amortization of management and franchise agreement assets constituting payments to customers (Contra revenue);

•	revenues for the reimbursement of costs incurred on behalf of managed and franchised properties;

•	costs incurred on behalf of managed and franchised properties;

•	equity earnings (losses) from unconsolidated hospitality ventures;

•	stock-based compensation expense;

•	gains (losses) on sales of real estate;

•	asset impairments; and

•	other income (loss), net

We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to corporate and other Adjusted EBITDA. Our board of directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our president and chief executive officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA, or some combination of both. We believe Adjusted EBITDA is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance and making compensation decisions.

Adjusted EBITDA and EBITDA are not substitutes for net income attributable to Hyatt Hotels Corporation, net income, or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA and EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted EBITDA supplementally.

Adjusted EBITDA Margin
We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues excluding Contra revenue and revenues for the reimbursement of costs incurred on behalf of managed and franchised properties ("Adjusted revenues"). We believe Adjusted EBITDA margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Adjusted Net Income
Adjusted net income, as we define it, is a non-GAAP measure. We define Adjusted net income as net income attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We consider Adjusted net income to be an indicator of operating performance because excluding special items allows for period-over-period comparisons of our ongoing operations.

Adjusted net income is not a substitute for net income attributable to Hyatt Hotels Corporation, net income, or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted net income. Although we believe that Adjusted net income can make an evaluation of our operating performance more consistent because it removes special items that are deemed not to be reflective of ongoing operations, other companies in our industry may define Adjusted net income differently than we do. As a result, it may be difficult to use Adjusted net income or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted net income should not be considered as a measure of the income generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted net income supplementally.

Adjusted Selling, General, and Administrative (SG&A) Expenses
Adjusted SG&A expenses, as we define it, is a non-GAAP measure. Adjusted SG&A expenses exclude the impact of deferred compensation plans funded through rabbi trusts and stock-based compensation expense. Adjusted SG&A expenses assist us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.

Comparable Owned and Leased Hotels Operating Margin
We define comparable owned and leased hotels operating margin as the difference between comparable owned and leased hotels revenues and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenues is calculated by removing non-comparable hotels revenues from owned and leased hotels revenues as reported in our condensed consolidated statements of income. Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our condensed consolidated statements of income. We believe comparable owned and leased hotels operating margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Comparable Hotels
"Comparable system-wide hotels" represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable system-wide hotels to specifically refer to comparable system-wide Americas full service or select service hotels for those properties that we manage or franchise within the Americas management and franchising segment, comparable system-wide ASPAC full service or select service hotels for those properties we manage or franchise within the ASPAC management and franchising segment, or comparable system-wide EAME/SW Asia full service or select service hotels for those properties that we manage or franchise within the EAME/SW Asia management and franchising segment. "Comparable owned and leased hotels" represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable system-wide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in our industry. "Non-comparable system-wide hotels" or "non-comparable owned and leased hotels" represent all hotels that do not meet the respective definition of "comparable" as defined above.

Constant Dollar Currency
We report the results of our operations both on an as reported basis, as well as on a constant dollar basis. Constant dollar currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate constant dollar currency by restating prior-period local currency financial results at the current period’s exchange rates. These restated amounts are then compared to our current period reported amounts to provide operationally driven variances in our results.

Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate (ADR) and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in our industry. RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities, and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as average room rate changes result in minimal impacts to variable operating costs.

Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of a hotel's available capacity. We use occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.